Exhibit 10.8

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (this “Amendment”) is made as of the 3rd day of October, 2008, (the “Effective Date”) by and between MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a body politic and corporate and a public instrumentality of the Commonwealth of Massachusetts pursuant to Massachusetts General Laws, Chapter 23G, with an address of 160 Federal Street, Boston, Massachusetts 02110 (“Landlord”) and CELLDEX THERAPEUTICS, INC. (formerly AVANT Immunotherapeutics, Inc.), a Delaware corporation, with an address of 119 Fourth Avenue, Needham, Massachusetts (“Tenant”).

R E C I T A L S

WHEREAS, Landlord and Tenant entered into a certain Lease dated effective December 22, 2003, as amended by that certain First Amendment to Lease dated March 17, 2005 (the “First Amendment”), that certain Second Amendment to Lease dated as of November 4, 2005 (the “Second Amendment”), and by that certain Third Amendment To Lease dated as of December 20, 2006 (the “Third Amendment”) of certain premises consisting of approximately 16,167 rentable square feet of space (the “Existing Premises”) in the building (the “Building”) located at 151 Martine Street, Fall River, Massachusetts (the “Property”) in the South Coast Research & Technology Park (the “Park”);

WHEREAS, the Existing Premises is comprised of: (i) the original premises demised by the Lease, as amended through the Third Amendment, being 11,756 rentable square feet in the Building on the second (2nd) floor, (ii) the Additional Space (as defined in the First Amendment) demised by the First Amendment, being 71 rentable square feet on the first (1st) floor, (iii) the Expansion Premises (as defined in the Second Amendment), being 2,487 rentable square feet on the second (2nd) floor of the Building, and (iv) the Second Expansion Premises (as defined in the Third Amendment), being 1,853 rentable square feet on the second (2nd) floor of the Building;

WHEREAS, Landlord and Tenant entered into a certain Fourth Amendment to Lease dated as of July 18, 2008 (the “Fourth Amendment”), which provided for an additional 2,382 rentable square feet of space (referred to therein as the “Third Expansion Premises”) to be added to the Existing Premises.

WHEREAS, Landlord and Tenant have agreed to add, in lieu of the Third Expansion Premises, different premises in the Building to the Existing Premises under the Lease, and to void in its entirety the Fourth Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord and Tenant agree as follows:

1.             Capitalized Terms.  Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lease, and all references in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall, after the Effective Date, mean the Lease, or such section thereof, as amended by this Amendment.

2.             Nullity of Fourth Amendment.  The parties agree that the Fourth Amendment and all of its terms and provisions are hereby null and void and of no force or effect.

3.             Demise of Substitute Third Expansion Premises.  Commencing on November 1, 2008 (the “Substitute Third Expansion Premises Commencement Date”), Landlord does hereby lease to Tenant and Tenant does lease from Landlord the approximately 4,864 rentable square feet on the second (2nd) floor of the Building, being known as Suites 223, 224, 225, 226, 227, 228, 229 and 230, as shown on the floor plan attached hereto as Exhibit A-5 (the “Substitute

Third Expansion Premises”) to have and to hold for the remainder of the Lease Term as set forth in the Lease.  Except as otherwise expressly provided herein, Tenant’s lease of the Substitute Third Expansion Premises shall be on all of the terms and conditions of the Lease (including, without limitation, extension rights of Tenant for Extension Terms) and the term of the Lease with respect to the Substitute Third Expansion Premises shall be coterminous with the Original Term (and, if exercised, Extension Terms) of the Lease for the Existing Premises.  As of the Substitute Third Expansion Premises Commencement Date, all references in the Lease to (i) the “Premises” and/or the premises demised by the Lease shall mean the Existing Premises and the Substitute Third Expansion Premises collectively as shown on the Exhibit A to the Lease,  Exhibit A-1 attached to the First Amendment, Exhibit A-2 attached to the Second Amendment, Exhibit A-3 attached to the Third Amendment and on Exhibit A-5 attached to this Amendment; (ii) the “Tenant’s Proportionate Fraction” shall mean 36.47% which is calculated based upon the rentable square footage of the Premises less the 71 rentable square feet of the Additional Space described in the First Amendment; and (iii) the “Premises Square Footage” shall mean 21,031 rentable square feet.

4.             Fixed Rent. Commencing on the Substitute Third Expansion Premises Commencement Date, Tenant shall pay to Landlord Fixed Rent with respect to the Substitute Third Expansion Premises in the manner and at the times set forth in the Lease, in the amounts set forth below:

TERM	ANNUAL FIXED RENTAL RATE FOR THE SUBSTITUTE THIRD EXPANSION PREMISES
From the Substitute Third Expansion Premises Commencement Date through December 31, 2009.	$75,392.00

From January 1, 2010 through the expiration of the Lease Term, as the same may be extended.

Calculated in the same fashion as for the Existing Premises under subclause (iii) of the definition of Annual Fixed Rental Rate in Section 1.1 of the Existing Lease, except that only the Annual Fixed Rental Rate for the Substitute Third Expansion Premises shall be used in such calculation, and the first day after the Second Rent Period for such purposes shall be deemed to be January 1, 2010.

5.             Condition of Substitute Third Expansion Premises.  Except for the installation of two (2) Building standard HVAC VAV boxes in the Substitute Third Expansion Premises (the “Landlord’s Substitute Third Expansion Premises Work”), which installation Landlord shall perform on or before the Substitute Third Expansion Premises Commencement Date, the Substitute Third Expansion Premises is being leased in their AS IS condition as of the date of this Lease.  Landlord shall perform Landlord’s Substitute Third Expansion Premises Work in a good and workmanlike manner and in compliance with all applicable building, fire, health and other codes, regulations, ordinances and laws and with all applicable insurance requirements.

6.             Utility Payments. From and after the Substitute Third Expansion Premises Commencement Date, Tenant shall be responsible for the payment of all utilities used and consumed in the Substitute Third Expansion Premises directly to the utility companies if the Substitute Third Expansion Premises is separately metered or to Landlord if the Substitute Third Expansion Premises is sub-metered for such utility usage; provided, however, that (i) costs for electricity for electrical plugs in the Substitute Third Expansion Premises shall be paid to Landlord by Tenant on the basis of a sub-meter and (ii) Tenant shall pay for electricity for lights in the Substitute Third Expansion Premises based upon Tenant’s pro rata share of the costs supplied to the leaseable areas of the Building which are not separately metered or submetered for determination of electrical usage.  Tenant’s pro rata share under clause (ii) of the prior sentence shall be 8.46%.  Tenant shall pay the utility company directly for all telephone and telecommunications service to the Substitute Third Expansion Premises.

7.             Inapplicable Provisions.  Sections 4.2 and 4.3 of the Lease shall not be applicable to the Substitute Third Expansion Premises or any work therein performed by Tenant.

8.             Exhibit H of the Lease shall be amended by deleting paragraph 27 thereof and by substituting therefor the following:

“27.  Costs to supply compressed air to the leasable areas of the Building, provided, however, that in the event Tenant utilizes the Building’s compressed air unit(s) (the “Building CA System”) for the supply of compressed air to the Premises, then the cost of such service shall be included in the common area maintenance expenses.  Notwithstanding the foregoing, if only the Existing Premises (as such term is defined in the Second Amendment to Lease) utilizes the Building CA System, then Tenant will only be responsible to pay 20.45% of the common area maintenance expenses associated with the Building CA Systems and if only the Expansion Premises (as such term is defined in the Second Amendment to Lease) utilizes the Building CA System, then Tenant will only be responsible to pay 4.33% of such costs, and if only the Substitute Third Expansion Premises (as such term is defined in the Fifth Amendment to Lease) utilizes the Building CA System, then Tenant will only be responsible to pay 8.46% of such costs.”

9.             Replacement Signage To Reflect Change In Tenant’s Name.  Tenant shall obtain Landlord’s prior written consent prior to replacing its existing signage at the Building to reflect Tenant’s change in name, including the exterior sign located on the Building, it being agreed that

Landlord shall have the right to approve the color, size, design and installation methods of such replacement signage.  Tenant shall be responsible for paying all costs associated with replacing such signage and shall be responsible for the costs of all repairs and replacements to the Building in connection with the removal of any existing signs and the installation of any replacement signs.  Without limiting the foregoing, Tenant shall be responsible for any repairs or replacements required to be made to the Alucobon panels on the exterior of the Building that are caused by the removal of the existing Building exterior sign and the installation of a replacement sign.  Any repairs or replacements to such Alucobon panels shall be made by a contractor approved by Landlord, which contractor shall also be an Alucobon-approved contractor.

Landlord’s property manager shall change the identification of Tenant in the outside tenant directory for the Building to reflect Tenant’s change in name, and Tenant shall reimburse Landlord for such costs within fifteen (15) days of Landlord’s billing therefor.

10.           Ratification. Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

11.           Brokerage. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder carrying on the negotiations relating to this Amendment. Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt.  Similarly, Landlord shall indemnify and hold Tenant harmless from and against any claims asserted by any broker, agent or finder engaged by Landlord or with whom Landlord has dealt.  The representations and warranties contained in this Section 11 shall survive any termination of the Lease.

12.           Governing Law; Interpretation; and Partial Invalidity.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.   If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and not to be considered in construing this Amendment.  This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.  No delay or omission on the part of either party to this Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

13.           Counterparts and Authority.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

IN WITNESS WHEREOF, the undersigned executed this Amendment as of the date and year first written above.

LANDLORD:

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:	/s/ Ann E. Howard
Name: Ann E. Howard
Title: Chief Operating Officer

APPROVED AS TO FORM:	/s/ Theresa M. Patten
Agency Counsel

TENANT:

CELLDEX THERAPEUTICS, INC.

By:	/s/ Anthony S. Marucci
Name: Anthony S. Marucci
Title: President and CEO

Exhibit A-5 — Plan of Substitute Third Expansion Premises